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                                                                    Exhibit 4.1B


                 SECOND AMENDMENT TO AND SUPPLEMENTAL INDENTURE


                  THIS SECOND AMENDMENT TO AND SUPPLEMENTAL INDENTURE ("Second Amendment") is made this 19th day of March, 1998, by and among Chattem, Inc., a Tennessee corporation (the "Company"), Signal Investment & Management Co., a Delaware corporation (the "Guarantor") and SouthTrust Bank, National Association, a national banking association (the "Trustee"), under the following circumstances:

                  A. The Company has issued its Series B Senior Subordinated Notes due 2004 in the original aggregate principal amount of $75,000,000 (herein the "Notes").

                  B. The Notes are secured by the Indenture dated August 3, 1994 among the Company, the Guarantor and the Trustee ("Indenture").

                  C. The Company and the Guarantor, having received the written approval of the holders of at least a majority in interest in principal amount of the Notes pursuant to Section 9.02 of the Indenture, and the Trustee desire to amend the Indenture as provided hereinafter.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Second Amendment, the parties agree:

                  1. The second paragraph of Section 4.09 of the Indenture shall be deleted in its entirety and in lieu thereof shall be inserted the following:

                           The foregoing limitations will not apply to (a) the
                  incurrence by the Company of Indebtedness under the New Credit Agreement of up to $50 million in aggregate principal amount at any time outstanding, (b) Indebtedness outstanding on the Issuance Date, (c) the incurrence by the Company of Indebtedness represented by the Securities, (d) the incurrence by the Company of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness referred to in clauses (b) or

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                  (c) above (the "Refinancing Indebtedness"); PROVIDED, HOWEVER, that unless the proceeds of such Refinancing Indebtedness will be used to retire all outstanding Securities (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of premiums and expenses incurred in connection therewith); (2) the Refinancing Indebtedness shall have a Weighted Average
                  Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of (x) the Securities or (y) the Indebtedness being extended, refinanced, renewed, replaced or refunded, whichever has the shorter Weighted Average Life to Maturity; and (3) if applicable, the Refinancing Indebtedness shall be subordinated in right of payment to the Securities on terms at least as favorable to the Holders of Securities as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded, (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries that are Guarantors, (f) Hedging Obligations that are incurred in order to fix or hedge interest rate risk with respect to floating rate Indebtedness that is permitted by the terms of this Indenture, or (g) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that is permitted to be incurred by another provision of this covenant.

                  2. The effectiveness of this Second Amendment is conditioned upon (i) the closing of the Company's acquisition of the BAN line of anti-perspirant/deodorant products from Bristol-Myers Squibb Company pursuant to an agreement dated February 22, 1998, and (ii) at the time the condition in this
Section 2(i) is satisfied, the absence of any existing or proposed law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the


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case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin or delay the implementation of this Second Amendment, the entering into of this Second Amendment or the payment of any consent fee or question the legality or validity of any thereof. Each of the foregoing conditions to the effectiveness of this Second Amendment is for the sole benefit of the Company and may be waived by the Company at any time.

                  3. Except as expressly set forth herein, this Second Amendment shall not supersede or otherwise modify the terms and conditions of the Indenture.




























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                  IN WITNESS WHEREOF, this Second Amendment to and Supplemental
Indenture has been executed by a duly authorized officer of the Company, the Guarantor and the Trustee.


Dated as of March 19, 1998.

ATTEST:                                           CHATTEM, INC.


By:                                               By:
   ---------------------------                    ---------------------------
   Secretary                                      A. Alexander Taylor, II
                                                  President
[CORPORATE SEAL]


Dated as of March 19, 1998.

ATTEST:                                           SIGNAL INVESTMENT & MANAGEMENT
                                                  CO., a Guarantor


By:                                               By:
   ---------------------------                    ---------------------------
   Secretary                                      A. Alexander Taylor, II
                                                  President
[CORPORATE SEAL]


Dated as of March 19, 1998.

ATTEST:                                           SOUTHTRUST BANK, NATIONAL
                                                    ASSOCIATION

By:                                               By:
   ---------------------------                    ---------------------------
                                                  Name:
                                                  Title:
[CORPORATE SEAL]






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